Exhibit 107

CALCULATION OF FILING FEE TABLE

Form F-1

(Form Type)

HUB Cyber Security Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be paid	Equity	Ordinary shares, no par value per share issuable upon exercise of warrants	Rule 457(g)	6,885,632	(2)	$2.03	(3)	$19,619,811.96	0.0001102	$2,162.10	—	—	—	—
Fees to be paid	Equity	Ordinary shares, no par value per share	Rule 457(c)	87,807,052	(4)	$0.3675	(5)	$32,269,091.61	0.0001102	$3,556.05	—	—	—	—
Fees to be paid	Equity	Warrants to purchase ordinary shares	Rule 457(g)	535,989	(6)	—		—	—	—	—	—	—	—

Carry Forward Securities
Carry Forward Securities	Equity	Ordinary shares, no par value per share issuable upon exercise of warrants	415(a)(6)	12,032,874	(7)	—		—	—	—	F-4	333-267035	December 8, 2022	12,961.50
	Total Offering Amounts							$51,888,903.57		$5,718.16
	Total Fees Previously Paid									12,961.50
	Total Fee Offsets									—
	Net Fee Due									$5,718.16

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the ordinary shares being registered hereunder include such indeterminate number of ordinary shares as may be issuable with respect to the ordinary shares being registered hereunder as a result of share splits, share dividends or similar transactions. In addition, the ordinary shares being registered hereunder may be sold from time to time pursuant to this registration statement by the selling shareholders named herein.

(2)

Consists of the primary issuance of 6,885,632 ordinary shares issuable upon the exercise of warrants to purchase ordinary shares originally issued by the Registrant in a transaction more than one year prior to the date hereof (the “Prior Warrants”). The Prior Warrants currently trade on the Nasdaq Capital Market under the symbol “HUBCZ.”

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(g) promulgated under the Securities Act. The Proposed Maximum Offering Price Per Share is calculated based on $2.03, which is the exercise price per share of the ordinary shares issuable upon exercise of the Prior Warrants

(4)	Consists of up to 87,807,052 ordinary shares being registered for resale by the Selling Securityholders named in this Registration Statement consisting of (i) (a) 7,500,000 ordinary shares issuable upon exercise of warrants which were issued or are issuable to Lind Global Asset Management VI, LLC in connection with Lind’s funding of $9.0 million aggregate principal amount under convertible securities (the “Lind Convertible Notes”) issued pursuant to a Securities Purchase Agreement, dated May 4, 2023 (the “Lind Agreement”), between us and Lind in a private placement. The Lind Warrants have an exercise price of $0.45 per ordinary share; (b) up to 20,000,000 ordinary shares issuable upon conversion of $9 million aggregate principal amount of the Lind Convertible Note at a conversion price of $0.45; (c) up to 22,124,475 ordinary shares issuable upon conversion of NIS 16.85 million (or approximately $4,438,767, using the USD/NIS exchange rate as of September 1, 2023) aggregate principal amount of Convertible Loan Agreements (the “Shayna Loans”) entered into between us and Shayna LP (“Shayna”) in a private placement (the “Shayna Loan Agreements”), which is convertible at $0.20 per share; (d) 13,130,252 ordinary shares issuable upon exercise of warrants (the “Shayna Warrants”, and together with the Lind warrants, the SPAC warrants and the prior warrants, the “Warrants”) issuable under the Shayna Loan Agreements upon conversion of the of the Shayna Loans. The Shayna warrants have an exercise price of $0.20; (e) 20,015,025 ordinary shares issuable upon conversion of approximately $6.7 million aggregate principal amount and accrued interest of convertible notes entered into between us and A.G.P./Alliance Global Partners on February 28, 2023 (the “AGP Note”), assuming a conversion price of $0.35, which is equal to ninety three percent (93%) of the lowest daily VWAP (as defined in the AGP) of the Ordinary Shares during the five (5) consecutive Trading Day period ending on September 1, 2023; (f) 4,635,308 ordinary shares issued at the closing of the Business Combination in exchange for shares of RNER common stock held by DC Rainier SPV LLC the “Sponsor”) and the directors and officers of RNER prior to the Business Combination and (g) up to 401,992 ordinary shares that are issuable upon the exercise of the 535,989 Private Warrants (as defined below) at an exercise price of $12.79 per ordinary share by certain of the selling securityholders named in this prospectus.

(5)	Estimated solely for the purpose of computing the amount of the registration fee for the ordinary shares being registered in accordance with Rule 457(c) under the Securities Act based upon a proposed maximum aggregate offering price per unit of $0.3675 per ordinary share, the average of the high ($0.385) and low ($0.35) prices of the ordinary shares of the registrant as reported on the Nasdaq Global Market (“Nasdaq”) on September 1, 2023, which such date is within five business days of the filing of this registration statement

(6)	In accordance with Rule 457(g), the entire registration fee for the Private Warrants is allocated to the ordinary shares underlying the Private Warrants, and no separate fee is payable for the Private Warrants.

(7)	Consists of the primary issuance of (i) 11,630,882 ordinary shares that may be received upon exercise of warrants to purchase ordinary shares, originally issued by Mount Rainier Acquisition Corp. to the public in its initial public offering that were converted into warrants to purchase ordinary shares of the Registrant on the closing of the Business Combination (the “Public Warrants”) and (ii) 401,992 ordinary shares that may be received upon exercise of warrants to purchase ordinary shares, originally issued by Mount Rainier Acquisition Corp. to the Sponsor and affiliated entities in connection with the initial public offering of Mount Rainier Acquisition Corp. that were converted into warrants to purchase ordinary shares of the Registrant on the closing of the Business Combination (the “Private Warrants, and, together with the Public Warrants, the “SPAC Warrants”). The ordinary shares issuable upon the exercise of the SPAC Warrants were previously registered on a registration statement on Form F-4 (File No. 333-267035) (the “Prior Registration Statement) and are being transferred to this registration statement on Form F-1 pursuant to Rule 457(p).